Exhibit 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

February 16, 2006

Immucor, Inc.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625

Re:          The Immucor, Inc. 2005 Long-Term Incentive Plan – Registration on Form S-8

Ladies and Gentlemen:

You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the issuance of up to an aggregate of 2,400,000 shares (the “Shares”) of the common stock, par value $0.10 per share, of Immucor, Inc. (the “Company”) on a registration statement on Form S-8 (the “Registration Statement”) in connection with the Immucor, Inc. 2005 Long-Term Incentive Plan (the “Plan”).

As legal counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and other documents as we have deemed relevant as a basis for our opinion hereinafter expressed. Where factual matters material to this opinion letter were not independently established, we have relied upon certificates and representations of current executive officers and responsible employees and agents of the Company and upon such other data as we deemed to be appropriate under the circumstances.

This opinion is limited to the corporate laws of the State of Georgia and we express no opinion with respect to other laws of the State of Georgia or the laws of any other jurisdiction.

Based upon the foregoing, and in reliance thereon, we are of the opinion that upon effectiveness of the Registration Statement and the issuance of the Shares covered by the Registration Statement in accordance with the terms and conditions of the Plan, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

By:	/s/ Philip H. Moïse

Philip H. Moïse